SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                FORM 8-K

                             Current Report



                  Filed pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported): May 12, 1995




                SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
         (Exact name of registrant as specified in its charter)




              Delaware                   0-11521          23-1701520
    (State or Other Jurisdiction       (Commission       (IRS Employer
  of Incorporation or Organization)    File Number)   Identification No.)




                      Great Valley Corporate Center
                           4 Country View Road
                      Malvern, Pennsylvania 19355
                (Address of principal executive offices)




  (Registrant's telephone number, including area code):     (610) 647-5930








  Page 1 of 3 pages
  Exhibit Index is on page 2



  (PAGE)


  Item 5.  OTHER EVENTS.


            On May 12, 1995, the Company and Adage Systems International, Inc., a Michigan corporation ("Adage"), entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") providing for the acquisition by the Company, through a wholly-owned subsidiary, of all of the Adage common stock. The purchase price will consist of 1,000,000 shares of common stock ("Company Common Stock") of the Company. The Company will be required to make additional payments to the shareholders of Adage, in either additional shares of Company Common Stock or a combination of additional shares of Company Common Stock and cash, in the event that the market price of the Common Stock approximately five years after the closing is lower than a base price. The base price may not be lower than $15 nor higher than $50, and will be determined pursuant to a formula tied to the pretax profits of Adage during the five-year period commencing October 1, 1995. The additional payment, if required to be made, will be made first with additional shares of Company Common Stock, and only if the maximum number of shares of Common Stock issuable pursuant to the Agreement (2,545,000) is reached will the balance be paid in cash, subject to certain limitations. At or within 6 months following closing, the Company will be required to loan not more than $1,500,000 to certain of the shareholders of Adage for up to five years. The loans will be non-recourse and secured by shares of Company Common Stock.

            Closing of the transaction is subject to customary closing conditions, including approval of the merger by the Adage shareholders.






  Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
  EXHIBITS.


                                                  Sequentially
  (c)    EXHIBITS                                 Numbered Page



  A      Merger Agreement dated                   4
         May 12, 1995 between the
         Company and Adage (excluding
         exhibits and schedules)










  (PAGE)


  SIGNATURE



            Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                           SYSTEMS & COMPUTER TECHNOLOGY CORPORATION





  Date: May 12, 1995                By:__/s/______________________
                                    Name:  Richard A. Blumenthal
                                    Title: Senior Vice President